Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 1, 2014 (the “Effective Date”), is entered into by and between ENDOLOGIX, Inc., a Delaware corporation (the “Company”), and Robert Mitchell (the “Executive”).
RECITALS
WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of December 1, 2010 (the “Prior Agreement”); and
WHEREAS, the Company desires to continue to employ Executive and update certain terms and conditions of Executive’s employment, as evidenced by this Agreement, which is intended to supersede and replace the Prior Agreement in its entirety.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.
Employment; Term. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, upon the terms and conditions set forth herein. This Agreement shall be for an initial term that continues in effect through the third anniversary of the Effective Date, which shall be extended automatically for one or more additional terms of one (1) year each, as of each anniversary of the Effective Date (such initial term or additional term referred to herein as the “Term”). The Agreement may be terminated by either party for any reason or no reason by providing the other party with at least thirty (30) days’ prior written notice.

2.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

2.1	“Board” shall mean the Board of Directors of the Company.

2.2
“Cause” shall mean any of the following: (i) any act of fraud by Executive in connection with Executive’s responsibilities to the Company that is materially injurious to the Company; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive that constitutes gross misconduct and is materially injurious to the Company; or (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement or the Company’s policies, which breach in the case of (iii) or (iv) is not cured within thirty (30) days after written notice thereof is received by Executive. Executive shall be afforded an opportunity to explain and defend such actions before the Board.

2.3	“Change in Control” includes each of the following events with respect to the Company:

(a)	The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the

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Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(b)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(c)
The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or

(d)	The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company;
provided, that for purposes of this definition, a transaction or event described in paragraph (a), (b), (c) or (d) shall constitute a “Change in Control” only if such transaction or event occurs after the Effective Date and constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Executive.

2.4	“Code” means the Internal Revenue Code of 1986, as amended.

2.5
“Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, as determined by a competent physician selected by the Board and reasonably agreed to by Executive following such six-month period.

2.6	“Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

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(a)	a material reduction in Executive’s authority, duties or responsibilities;

(b)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;

(c)	a material diminution in Executive’s Base Salary (as defined herein);

(d)	a material change in the geographic location at which Executive must perform Executive’s duties, except for reasonably required travel by the Company; or

(e)	any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement, including, without limitation, as specifically set forth herein.
Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days following the occurrence of such event. The Company shall have a period of thirty (30) days to cure such event or condition (if applicable) after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for Good Reason following such cure period must occur no later than the date that is two (2) years following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

2.7
“Involuntary Termination” means Executive’s Separation from Service by reason of a (i) termination of Executive’s employment by the Company other than for Cause, death or Disability or (ii) Executive’s resignation for Good Reason.

2.8	“Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

2.9	“Specified Employee” means a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i).

3.	Duties.

3.1
Position. Executive shall be employed as President, initially reporting to the Chief Executive Officer of the Company, and shall have the duties and responsibilities customarily associated with such position and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all functions associated with Executive’s position and all duties assigned to Executive.

3.2
Exclusive Services. Executive shall devote such time as is reasonably necessary for Executive to fulfill Executive’s duties. This shall not preclude Executive from (a) devoting time to personal and family endeavors or investments, (b) serving on community and civic boards, (c) participating in industry or trade associations, or (d) serving on a board of a

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public or private company that does not directly compete with the Company; provided, that (x) such activities do not materially interfere with Executive’s duties to the Company, and (y) the Chief Executive Officer shall approve Executive’s service on any board of directors.

3.3	Policies and Procedures. Executive agrees to comply with the Company’s policies and procedures as such may be modified from time to time.

4.	Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

4.1
Base Salary. The Company shall pay to Executive an annual base salary of $380,000 per year (the “Base Salary”), payable in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly). Executive’s Base Salary shall be subject to an annual review by the Board following the Effective Date. In the event of an adjustment to the Base Salary, the term “Base Salary” shall refer to the adjusted amount.

4.2
Bonus. Executive shall be eligible to participate in such cash incentive compensation plan or program as may be approved by the Board (or committee thereof) from time to time for senior executives of the Company. Executive’s target bonus award under such plan(s) initially shall be sixty percent (60%) of Executive’s Base Salary but shall be adjusted annually in the sole and absolute discretion of the Board (or Compensation Committee thereof) (the “Target Bonus”). Any bonus amounts payable by the Company pursuant to this Section 4.2 shall be paid to Executive in accordance with the terms and conditions of the applicable cash incentive compensation plan or program.

4.3
Benefits. Executive shall be entitled to participate in all customary and usual benefits available to senior executive officers under the Company’s benefit plans and arrangements, including, without limitation, health, dental, vision and life insurance, premiums for which shall be paid by the Company and Executive, and any other employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

4.4
Expenses; Travel. The Company shall reimburse Executive for all reasonable out-of-pocket business and travel expenses incurred in connection with the performance of Executive’s duties or professional activities on behalf of the Company in accordance with the Company’s reimbursement policies.

4.5
Vacation. Executive shall be entitled to such periods of paid vacation each calendar year as provided from time to time under the Company’s vacation policy and consistent with vacation as afforded to the Company’s senior officers and commensurate with Executive’s position with the Company.

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5.
Acceleration of Equity Awards in the Event of a Change in Control. Upon a Change in Control, solely as a result of the Change in Control and without regard to Executive’s termination of employment (if any), all outstanding unvested equity awards held by Executive shall become fully vested and, if applicable, exercisable as to all shares of the Company’s common stock covered thereby, in each case as of the date of the Change in Control. In the event the Company’s equity incentive plan(s), the award agreements evidencing Executive’s outstanding equity awards, the definitive agreement effecting the Change in Control or any action by the Board or committee thereof provide for more favorable treatment to the Executive, Executive shall be entitled to the more favorable treatment. This provision shall apply notwithstanding anything to the contrary in any other written agreement between Executive and the Company (including any equity award agreement), which shall be deemed superseded to the extent necessary to give effect to this provision.

6.
Termination of Employment and Severance. Executive shall be entitled to receive benefits upon termination of Executive’s employment by the Company other than for Cause, death or disability or by Executive for Good Reason as set forth in this Section 6.

6.1
Involuntary Termination Prior to a Change in Control. In the event of Executive’s Involuntary Termination prior to a Change in Control, Executive shall be entitled to receive the benefits provided in this Section 6.1, subject to Executive’s compliance with Section 6.5:

(a)
The Company shall pay to Executive any fully earned but unpaid Base Salary, earned and accrued but unpaid bonus amounts for any calendar year prior to the calendar year in which Executive’s termination of employment occurs, unused and accrued vacation and unreimbursed business expenses through the date of termination at the rate then in effect, plus all other earned or accrued amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination (the “Accrued Obligations”) as soon as practicable following the date of Executive’s Involuntary Termination.

(b)
Executive shall be entitled to receive a cash severance payment in an amount equal to six months of Executive’s Base Salary, payable in a lump sum cash payment on the first business day of the calendar month occurring after the sixtieth (60th) day following the date of Executive’s Separation from Service; provided, however, that if Executive is a Specified Employee of the date of Executive’s Separation from Service, such payment shall be made in accordance with Section 10.2 hereof.

(c)
Executive shall be entitled to receive a cash payment equal to the annual bonus for the year in which Executive’s Separation from Service occurs (as determined by the Company in its discretion based on estimated performance for such year as of the date of Executive’s Separation from Service), prorated for the number of calendar days worked in such calendar year, which shall be paid in a lump sum on the first business day of the calendar month occurring after the sixtieth (60th) day following the date of Executive’s Separation from Service.

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(d)
Executive shall be entitled to receive continuation of group health insurance benefits for a period of six months, with the Company to continue to pay the same portion of the monthly premium for Executive and Executive’s eligible dependents as the Company paid immediately prior to Executive’s Involuntary Termination, provided, that Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and Executive’s eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination.

(e)
Executive shall be entitled to receive reasonable outplacement services, on an in-kind basis, from a firm selected by the Company, suitable to Executive’s position and directly related to Executive’s Involuntary Termination, for a period of twelve (12) months following the date of the Involuntary Termination, in an aggregate amount of cost to the Company not to exceed $10,000. Notwithstanding the foregoing, Executive shall cease to receive outplacement services on the date Executive accepts employment with a subsequent employer.

(f)
Outstanding equity awards granted to Executive under the Company’s equity incentive plans on or prior to the Effective Date, to the extent unvested and unexercised (if applicable), shall receive additional vesting as follows (i) with respect to any outstanding stock option award that vests in installments, such award shall become vested and, if applicable, exercisable by an additional six months (the “Additional Vesting Period”), and (ii) with respect to any outstanding equity award that has performance-based (milestone) vesting, such award shall become fully vested and, if applicable, exercisable if the performance-based vesting date occurs during the Additional Vesting Period, in each case, as of the date of Executive’s Involuntary Termination. Outstanding equity awards granted to Executive under the Company’s equity incentive plans following the Effective Date shall not be entitled to any additional vesting as a result of Executive’s Involuntary Termination pursuant to this Agreement.

6.2
Involuntary Termination Upon or Following Change in Control. In the event of Executive’s Involuntary Termination upon or within twenty-four (24) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under Section 6.1 hereof, the benefits provided in this Section 6.2, subject to Executive’s compliance with Section 6.5:

(f)	The Company shall pay to Executive the Accrued Obligations as soon as practicable following the date of Executive’s Involuntary Termination;

(g)
Executive shall be entitled to receive a cash severance payment in an amount equal to the sum of 18 months of Executive’s Base Salary plus Target Bonus, payable in a lump sum cash payment on the first business day of the calendar month occurring after the sixtieth (60th) day following the date of Executive’s Separation from Service; provided,

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however, that if Executive is a Specified Employee of the date of Executive’s Separation from Service, such payment shall be made in accordance with Section 10.2 hereof.

(h)
Executive shall be entitled to receive a cash payment equal to the Target Bonus for the year in which Executive’s Separation from Service occurs, which shall be paid in a lump sum on the first business day of the calendar month occurring after the sixtieth (60th) day following the date of Executive’s Separation from Service.

(i)
Executive shall be entitled to receive continuation of group health insurance benefits for a period of 18 months, with the Company to continue to pay the same portion of the monthly premium for Executive and Executive’s eligible dependents as the Company paid immediately prior to Executive’s Involuntary Termination, provided, that Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination.

(j)
Executive shall be entitled to receive reasonable outplacement services, on an in-kind basis, from a firm selected by the Company, suitable to Executive’s position and directly related to Executive’s Involuntary Termination, for a period of twelve (12) months following the date of the Involuntary Termination, in an aggregate amount of cost to the Company not to exceed $10,000. Notwithstanding the foregoing, Executive shall cease to receive outplacement services on the date Executive accepts employment with a subsequent employer.

(k)
All outstanding equity awards granted under the Company’s equity incentive plans held by Executive, to the extent unvested and unexercised, shall become fully vested and, if applicable, exercisable, in each case as of the date of Executive’s Involuntary Termination. This provision shall apply notwithstanding anything to the contrary in any other written agreement between Executive and the Company (including any equity award agreement), which shall be deemed superseded to the extent necessary to give effect to this provision.

6.3
Termination of Employment due to Executive’s Death or Disability. If Executive’s employment is terminated by the Company due to Executive’s death or Disability, the Company shall pay to Executive (or Executive’s estate or legal representative, if applicable) the Accrued Obligations as soon as practicable following the date of Executive’s termination of employment.

6.4
Other Terminations. If Executive’s employment is terminated at any time by the Company other than without Cause or due to Executive’s death or Disability (including a non-renewal of this Agreement) or by Executive without Good Reason, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations and

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any continuation of benefits required by COBRA or applicable law (for which Executive shall be solely responsible).

6.5
Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 6.1 or Section 6.2 hereof, Executive shall execute and deliver within fifty (50) days following the date of Executive’s Involuntary Termination, and not revoke within any revocation period required by law, a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A.

6.6
Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing at the termination of Executive’s employment shall cease upon such termination.

6.7
No Mitigation. Except as otherwise set forth in Section 8, Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits.

6.8
Payments in Lieu of COBRA Continuation. Notwithstanding Section 6.1(d) and Section 6.2(d), with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide such coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium (which amount shall be based on the premiums for the first month of COBRA coverage).

7.	Limitation on Payments.

7.1
Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5 and Section 6 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and

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personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Executive on a pro rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any stock option or other equity award with respect to the Company's common stock that are exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

7.2
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

8.	Certain Restrictive Covenants.

8.1
Confidential Information. During the Term and thereafter, Executive shall continue to be bound by the restrictions in the Proprietary Information and Inventions Agreement with the Company (the “Proprietary Rights Agreement”).

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8.2
Cooperation. During the Term and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and being available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing Executive’s obligations hereunder.

8.3
Return of the Company’s Property. Upon the termination of Executive’s employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in Section 6.1 or 6.2 of this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company.

8.4
Non-Disparage. As an additional inducement for the Company to enter into this Agreement, Executive agrees that Executive shall refrain throughout the Term and for a period of one (1) year following the date of Executive’s termination of employment from publishing any oral or written statements about Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or confidential information of the Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

8.5
Non-Solicitation. As an additional inducement for the Company to enter into this Agreement, Executive agrees that for a period of one (1) year following the date of Executive’s termination of employment, Executive shall not, directly or indirectly knowingly induce any person in the employment of the Company to (A) terminate such employment, or (B) accept employment, or enter into any consulting arrangement, with anyone other than the Company.

8.6
Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 8 (the “Restrictive Covenants”), the Company shall have any rights and remedies available to the Company under law or in equity.

8.7	Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive

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Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

8.8
Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.
Indemnification. Executive shall be entitled to indemnification as an officer of the Company as provided in the Indemnification Agreement entered into with the Company dated February 1, 2014 (the “Indemnification Agreement”), along with the applicable provisions of the Company’s director and officer liability insurance (if any), bylaws and Delaware law, without regard to any future changes in Executive’s assignment or position.

10.	Section 409A of the Code.

10.1
Compliance with Section 409A. To the maximum extent permissible by applicable law, the payments and benefits payable under this Agreement shall be interpreted to be exempt from Section 409A of the Code, including, without limitation, the exemptions pursuant to Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. If the Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Company and Executive agree to amend this Agreement, or take such other actions as the Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, while preserving the economic agreement of the parties. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so

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comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect. The Executive’s right to receive installment payments of any severance payments or benefits under this Agreement shall be treated as a right to receive a series of separate payments, and accordingly, each installment payment shall at all times be considered a separate and distinct payment. To the extent any reimbursement of expenses under this Agreement is subject to Section 409A of the Code, the reimbursements shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.

10.2
Delayed Distribution under Section 409A. If Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments made under Section 6.1 or Section 6.2 and any other payments or benefits (or portion thereof) under this Agreement that are subject to Section 409A of the Code and payable upon Executive’s Separation from Service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 10.2 shall be paid in a lump sum payment to Executive (or Executive’s estate, in the event of Executive’s death). Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

11.	General Provisions.

11.1
Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time

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payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

11.2
Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.3
Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided, that in the event Executive’s employment is terminated by the Company without Cause or due to Executive’s death or Disability, or by Executive for Good Reason, in each case following a Change in Control, the Company shall pay the Executive’s attorneys’ fees, unless the arbitrator or court, as applicable, finds the claim to be frivolous, in bad faith or without merit.

11.4
Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5
Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

11.7
Arbitration. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association. The arbitrator shall be a retired Superior Court judge mutually agreeable to the parties and if the parties cannot agree such person shall be chosen in accordance with the rules of the American Arbitration Association. The arbitrator shall be bound by applicable legal precedent in reaching his or her decision. Any judgment upon

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such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The fees payable to the American Arbitration Association and the arbitrator shall be paid by the Company.

11.8
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the last available address in the Company’s records and to the Company at its principal place of business, or such other address as either party may specify in writing.

11.9
Survival. Sections 2 (“Definitions”), 5 (“Termination and Severance”), 6 (“Acceleration of Equity Awards in the Event of a Change in Control”), 7 (“Limitation on Payment”), 8 (“Certain Restrictive Covenants”), 9 (“Indemnification”), and 11 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

11.10
Entire Agreement. This Agreement, the Proprietary Rights Agreement, the Indemnification Agreement and any Company equity incentive plan and related award agreements evidencing outstanding equity awards held by Executive together constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including the Prior Agreement; provided, that this Agreement shall supersede any other written agreement (including any equity award agreement) between Executive and the Company as expressly provided in Section 6.2(f). This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

11.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
EXECUTIVE

Dated: February 1, 2014                /s/ Robert Mitchell
Print Name: Robert Mitchell

ENDOLOGIX, INC.

Dated: February 1, 2014                By: /s/ John McDermott
Name: John McDermott
Title: Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (“Release”) is entered into as of this _____ day of ________, ____, between [ ˜ ] (“Executive”), and Endologix, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of February 1, 2014 (the “Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and that Executive acknowledges that Executive would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.	General Release of Claims by Executive.

1.1
Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), that Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(a)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(b)	Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(c)	Claims pursuant to the terms and conditions of the federal law known as COBRA;

(d)
Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(e)	Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(f)	Claims Executive may have to vested or earned compensation and benefits.

1.2	EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

1.3
Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have 21 days’ time in which to consider it. Executive further acknowledges that the Company has advised Executive that Executive is waiving his or her rights under the ADEA, and that Executive may obtain advice concerning this Release from an attorney of his or her choice, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before 21 days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

1.4
Executive understands that after executing this Release, Executive has the right to revoke it within seven days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven-day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven-day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

1.5
Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth day after my execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement until the effective date of this Release.

2.
No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.
Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.
Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

5.
Governing Law. This Release will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

6.	Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.
Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

8.
Entire Agreement. This Release and the Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

9.
Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

10.
Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE                        ENDOLOGIX, INC.

By:
Print Name:                         Print Name:
Title:

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